Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Record Quarterly Revenue of $17.0 Million
Record Net Income of $4.5 Million

Hackensack, NJ – March 11, 2025 – Champions Oncology, Inc. (Nasdaq: CSBR), a global preclinical and clinical research services provider that offers end-to-end oncology solutions, today announced its financial results for its third quarter of fiscal 2025, ended January 31, 2025.

Third Quarter and Recent Highlights:

•Total revenue increased 42% to $17.0 million
•Gross profit of $10.4 million; gross margin of 61%
•Net income of approximately $4.5 million
•Adjusted EBITDA of $5.2 million
•Signed first data licensing deal worth up to $8.0 million
•Hired Matt Newman, Executive Vice President and General Manager, to lead and expand the development of Champions’ data licensing platform

Year to Date Highlights:

•Total revenue increased 23% to $44.6 million
•Gross profit of $23.5 million; gross margin of 53%
•Net income of $6.5 million
•Adjusted EBITDA of $8.3 million

Ronnie Morris, CEO of Champions, commented, “Our third quarter was transformational, marked by our first major data licensing agreement - an important milestone toward monetizing our proprietary

Exhibit 99.1
data platform." Added Morris, “Despite ongoing funding constraints in the pharma and biotech sectors, we continue to drive strong performance in our core services business."

David Miller, CFO of Champions, added, “We delivered record breaking financial results this quarter, with revenue surpassing $17.0 million and adjusted EBITDA reaching $5.2 million. While we anticipate some fluctuations in quarterly revenue, our strategic cost realignment positions us for sustained long-term profitability."

Third Fiscal Quarter Financial Results

Total oncology revenue for the third quarter of fiscal 2025 was $17.0 million compared to $12.0 million for the same period last year, an increase of 42%. The increase stemmed from a 4% increase in our research services business and $4.5 million from data license revenue. Total costs and operating expenses for the third quarter of fiscal 2025 were $12.5 million compared to $14.6 million for the third quarter of fiscal 2024, a decrease of $2.1 million or 14.1%.

For the third quarter of fiscal 2025, Champions reported income from operations of $4.5 million, including $256,000 in stock-based compensation and $398,000 in depreciation and amortization expenses, compared to a loss from operations of $2.6 million, inclusive of $379,000 in stock-based compensation and $481,000 in depreciation and amortization expenses, in the third quarter of fiscal 2024. Adjusted EBITDA, which is defined as income from operations excluding stock-based compensation, depreciation and amortization expenses, was $5.2 million for the third quarter of fiscal 2025 compared to an adjusted EBITDA loss of $1.7 million in the third quarter of fiscal 2024.

Cost of oncology revenue was $6.6 million for the three-months ended January 31, 2025, a decrease of $1.2 million, or 15.7% compared to $7.8 million for the three-months ended January 31, 2024. The decrease in cost of oncology revenue was primarily from a decrease in compensation and lab supply costs due to our recent emphasis on improving efficiencies and reducing costs along with a reduction in outsourced lab services which fluctuate quarterly in the ordinary course of business. For the three-months ended January 31, 2025, total margin was 61%, with research services margin of 48% compared to 35% for the three-months ended January 31, 2024. The increase in revenue coupled with our cost reductions led to improved service margins.

Research and development expense for the three-months ended January 31, 2025 was $1.7 million, a decrease of $467,000 or 21.4%, compared to $2.2 million for the three-months ended January 31, 2024. The decrease was primarily due to reduced investment in our wholly owned subsidiary, Corellia, focused on target discovery. Sales and marketing expense for the three-months ended January 31, 2025 was $1.8 million, essentially flat with a nominal increase of $9,000, or 0.5%, compared to $1.8 million for the three-months ended January 31, 2024. General and administrative expense for the three-months ended January 31, 2025 was $2.4 million, a decrease of $366,000, or 13.2%, compared to $2.8 million for the three-months ended January 31, 2024. The decrease was primarily from a decline in compensation expense and non-cash items of stock-based compensation and depreciation and amortization.

Net cash provided by operating activities was approximately $918,000 for the three-months ended January 31, 2025 and was primarily due to net income for the quarter offset by an increase in accounts receivable. Net cash used in investing activities for the three-months ended January 31, 2025 was approximately $470,000 for lab and computer equipment. Net cash provided by financing activities for the three-months ended January 31, 2025 was nil resulting from proceeds from options exercise of approximately $38,000 offset by financing lease payments of approximately $38,000.

Exhibit 99.1
The Company ended the quarter with cash on hand of approximately $3.2 million. The Company has no debt.

Year-to-Date Financial Results

Total oncology revenue for the nine-months ended January 31, 2025 was $44.6 million compared to $36.2 million for the same period last year, an increase of 23.3%. Total costs and operating expenses for the nine-months ended January 31, 2025 were $38.0 million compared to $43.2 million for the same period of fiscal 2024, a decrease of $5.2 million or 12.0%.

For the nine-months ended January 31, 2025, Champions reported income from operations of $6.6 million, including $523,000 in stock-based compensation and $1.2 million in depreciation and amortization expenses, compared to a loss from operations of $7.1 million, inclusive of $855,000 in stock-based compensation and $1.4 million in depreciation and amortization expenses, over the same period of fiscal 2024. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported adjusted EBITDA of $8.3 million for the nine-months ended January 31, 2025 compared to an adjusted EBITDA loss of $4.8 million over the same period last year.

Cost of oncology revenue was $21.1 million for the nine-months ended January 31, 2025, a decrease of $1.0 million, or 4.7% compared to $22.2 million for the nine-months ended January 31, 2024. The decrease in cost of oncology revenue was primarily from a decrease in compensation and lab supplies expenses offset by an increase in mice costs. For the nine-months ended January 31, 2025, total margin was 53%, with research services margin of 48% compared to 39% for the nine-months ended January 31, 2024. The improved margin resulted primarily from a combination of an increase in revenue while reducing costs due to operational efficiencies implemented and other cost reduction initiatives.

Research and development expense for the nine-months ended January 31, 2025 was $4.9 million, a decrease of $2.6 million or 35.1%, compared to $7.5 million for the nine-months ended January 31, 2024. The decrease was primarily due to reduced investment in research and development in non-essential services, including Corellia, our wholly-owned subsidiary. Sales and marketing expense for the nine-months ended January 31, 2025 was $5.2 million, a slight decrease of $52,000, or 1.0%, compared to $5.3 million for the nine-months ended January 31, 2024. General and administrative expense for the nine-months ended January 31, 2025 was $6.8 million, a decrease of $1.5 million, or 18.0%, compared to $8.3 million for the nine-months ended January 31, 2024. The decrease was primarily from a reduction in compensation, recruitment, and stock-based compensation expenses.

Conference Call Information:
The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its third quarter financial results. To participate in the call, please call 888-506-0062 (Domestic) or 973-528-0011 (International) and enter the access code 403045, or provide the verbal reference "Champions Oncology".
Full details of the Company’s financial results will be available by or before March 17, 2025 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

Exhibit 99.1
This press release contains “Non-GAAP financial measures,” which are measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

A further explanation and reconciliation of these Non-GAAP financial measures is included below and in the financial tables in this release.

The Company believes that the Non-GAAP financial measures presented facilitate an understanding of operating performance and provide a meaningful comparison of its results between periods. The Company’s management uses Non-GAAP financial measures to, among other things, evaluate its ongoing operations in relation to historical results and for internal planning and forecasting purposes. Adjusted EBITDA and Adjusted EPS represent measures that we believe are customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that these measures are useful in evaluating our core operating results. However, Adjusted EBITDA and Adjusted EPS are not measures of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income, operating income, or EPS as indicators of our operating performance or to net cash provided by operating activities as a measure of our liquidity. We believe the Company’s Adjusted EBITDA and Adjusted EPS measures provide information that is directly comparable to that provided by other peer companies in our industry, but other companies may calculate Non-GAAP financial results differently, particularly related to nonrecurring, unusual items.

Adjusted EBITDA

Adjusted EBITDA represents net income (loss), or net income (loss) from operations, excluding the effect of stock-based compensation and depreciation and amortization and may also exclude other items not indicative of our ongoing operating performance, when defined.

Adjusted Net Income (Loss) and Adjusted Earnings Per Share (EPS)

Adjusted net income (loss) (if denoted) and adjusted EPS exclude the effect of stock-based compensation and depreciation and amortization and may also exclude other items not indicative of our ongoing operating performance, when defined.

About Champions Oncology, Inc.

Champions Oncology is a global preclinical and clinical research services provider that offers end-to-end oncology R&D solutions to biopharma organizations. With the largest and most annotated bank of clinically relevant patient-derived xenograft (PDX) and primary hematological malignancy models, Champions delivers innovative highest-quality data through proprietary in vivo and ex vivo platforms. Through its large portfolio of cutting-edge bioanalytical platforms, groundbreaking data platform and analytics, and scientific excellence, Champions enables the advancement of preclinical and clinical oncology drug discovery and development programs worldwide. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance

Exhibit 99.1
on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2024 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA - (Non-GAAP) (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2025	2024	2025	2024
Net income (loss) - GAAP	$4,495	$(2,530)	$6,536	$(7,167)
Less:
Stock-based compensation	256	379	523	855
Depreciation and amortization	398	481	1,246	1,408
Adjusted EBITDA - Non-GAAP	$5,149	$(1,670)	$8,305	$(4,904)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2025	2024	2025	2024
EPS – basic, GAAP	$0.33	$(0.19)	$0.48	$(0.53)
Less:
Effect of stock-based compensation on EPS	0.02	0.03	0.04	0.06
Effect of depreciation and amortization on EPS	0.03	0.04	0.09	0.10
Adjusted EPS - basic, Non-GAAP	$0.38	$(0.12)	$0.61	$(0.37)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2025	2024	2025	2024
EPS – diluted, GAAP	$0.31	$(0.19)	$0.46	$(0.53)
Less:
Effect of stock-based compensation on EPS	0.02	0.03	0.04	0.06
Effect of depreciation and amortization on EPS	0.03	0.04	0.09	0.10
Adjusted EPS - diluted, Non-GAAP	$0.36	$(0.12)	$0.59	$(0.37)

Unaudited Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2025	2024	2025	2024
Oncology revenue	$17,039	$12,019	$44,589	$36,153
Cost of oncology revenue	6,617	7,849	21,118	22,151
Research and development	1,719	2,186	4,862	7,494
Sales and marketing	1,806	1,797	5,236	5,288
General and administrative	2,398	2,764	6,813	8,305
Income (loss) from operations	4,499	(2,577)	6,560	(7,085)
Other income (expense)	19	58	30	(33)
Income (loss) before provision for income taxes	4,518	(2,519)	6,590	(7,118)
Provision for income taxes	23	11	54	49
Net income (loss)	$4,495	$(2,530)	$6,536	$(7,167)

Net income (loss) per common share outstanding
basic	$0.33	$(0.19)	$0.48	$(0.53)
and diluted	$0.31	$(0.19)	$0.46	$(0.53)

Weighted average common shares outstanding
basic	13,700,627	13,593,758	13,620,686	13,538,480
and diluted	14,364,904	13,593,758	14,132,712	13,538,480

Condensed Consolidated Balance Sheets

	January 31, 2025	April 30, 2024
	(unaudited)
Cash and cash equivalents	$3,202	$2,618
Accounts receivable, net	15,782	9,526
Other current assets	713	1,495
Total current assets	19,697	13,639

Operating lease right-of-use assets, net	5,370	6,252
Property and equipment, net	5,040	5,721
Other long term assets	185	185
Goodwill	335	335
Total assets	$30,627	$26,132

Accounts payable and accrued liabilities	$7,360	$7,960
Current portion of operating lease liabilities	1,434	1,337
Other current liabilities	154	150
Deferred revenue	10,922	12,094
Total current liabilities	19,870	21,541

Non-current operating lease liabilities	5,003	6,093
Other Non-current Liability	285	401
Total liabilities	25,158	28,035

Stockholders’ equity (deficit)	5,469	(1,903)
Total liabilities and stockholders’ equity (deficit)	$30,627	$26,132

Unaudited Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended January 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$6,536	$(7,167)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Stock-based compensation expense	523	855
Operating lease right-of use assets	881	782
Depreciation and amortization expense	1,246	1,410
Loss on disposal of equipment	—	81
Allowance for doubtful accounts and estimated credit losses	(320)	314
Changes in operating assets and liabilities	(7,920)	(596)
Net cash provided by (used in) operating activities	946	(4,321)

Cash flows from investing activities:
Purchases of property and equipment	(564)	(839)
Net cash used in investing activities:	(564)	(839)

Cash flows from financing activities:
Repurchases of common stock	—	(634)
Proceeds from the exercise of stock options	314	252
Finance lease payments	(112)	(108)
Net cash provided by (used in) financing activities:	202	(490)

Net increase (decrease) in cash	584	(5,650)
Cash at beginning of period	2,618	10,118
Cash at the end of period	$3,202	$4,468